CERTIFICATE OF AMENDMENT
                                TO
                    ASPAC COMMUNICATIONS, INC.
                   CERTIFICATE OF INCORPORATION
                           June 8, 1998


      Aspac Communications, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General
Corporation Law, hereby certifies as follows:

      FIRST: As of May 26, 1998, the Corporation had 3,604,000 shares of common stock issued and outstanding.

      SECOND: by unanimous consent of the Board of Directors on May 26, 1998 and by unanimous written consent without a meeting of the shareholder(s) dated May 26, 1998, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law to effect a 5-for-1 stock split (the "Stock Split") of the shares of common stock outstanding as of May 26, 1998.

      THIRD:      Article Four to the Certificate of
Incorporation shall be amended to reflect the Stock Split and shall be amended to read as follows:

                             "SHARES

                Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.

                The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                A. The number of shares constituting that series and the distinctive designation of that series;

                B.  The dividend rate on the shares of that
     series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

                C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                H. Any other relative rights, preferences and limitations of that series.

      Reverse Stock Split of February 23, 1998:

                Each share of Common Stock, $.0001 par value per share, of the Corporation outstanding or held in treasury immediately prior to this Amendment to Article Four of the Corporation's Restated Certificate of Incorporation becoming effective (the "Old Common
     Stock") shall, without any action on the part of the respective holders thereof, be reclassified as and changed into one-twenty-fifth of a share of New Common Stock of the Corporation, so that each twenty-five shares of Old Common Stock of the Corporation held by a shareholder of the Corporation or in treasury shall be reclassified as and changed into one share of New
     Common Stock. No fractional shares of New Common Stock shall be issued upon such reclassification and conversion, and the number of shares of New Common
     Stock to be issued shall be rounded up to the nearest whole share.

                The capital of the Corporation attributable to the shares of New Common Stock into which the Old
     Common Stock shall be reclassified and changed in the aggregate shall be the same as the capital of the Corporation attributable to the shares of Old Common Stock so reclassified and changed. Each stock certificate that, immediately prior to the time that the foregoing becomes effective represents shares of Old Common Stock shall, from and after the time that the foregoing amendment becomes effective, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of New Common Stock as shall be determined hereby.


      Stock Split of May 26, 1998:

                Each share of Common Stock, $.0001 par value per share, of the Company outstanding or held in treasury immediately prior to this Amendment to Article Four of the Company's Restated Certificate of Incorporation becoming effective (the "Old Common Stock") shall, without any action on the part of the respective holders thereof, be reclassified as and changed into five shares of New Common Stock of the Company, so that each one share of Old Common Stock of the Company held by a stockholder of the Company or in treasury shall be reclassified as and changed into five shares of New Common Stock.

                The capital of the Company attributable to the shares of New Common Stock into which the Old Common Stock shall be reclassified and changed in the aggregate shall be the same as the capital of the Company attributable to the shares of Old Common Stock so reclassified and changed. Each stock certificate that, immediately prior to the time that the foregoing becomes effective represents shares of Old Common Stock shall, from and after the time that the foregoing amendment becomes effective, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of New Common Stock as shall be determined hereby."

      IN WITNESS WHEREOF, I have hereunto set my hand this 9th day of June, 1998.

                                     /s/   Marc F. Mayeres
                                           President